--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             NIAGARA BANCORP, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 NOT APPLICABLE
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: Not Applicable

     (2) Aggregate number of securities to which transaction applies: Not Applicable

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Not Applicable

     (4) Proposed maximum aggregate value of transaction:  Not Applicable

     (5) Total fee paid:  Not Applicable

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:  Not Applicable

     (2) Form, Schedule or Registration Statement No.:  Not Applicable

     (3) Filing Party:  Not Applicable

     (4) Date Filed:  Not Applicable

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              NIAGARA BANCORP, INC.
                             6950 SOUTH TRANSIT ROAD
                                  P.O. BOX 514
                          LOCKPORT, NEW YORK 14095-0514

                                 March 27, 2000

Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders of Niagara Bancorp, Inc. (the "Company"). The Annual Meeting will be held at the Pendleton House, 6886 South Transit Road, Pendleton, New York, on Tuesday, May 2, 2000 at 10:00 a.m.

         The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted. During the Annual Meeting we will also report on the operations of the Company and First Niagara Bank (formerly Lockport Savings Bank) (the "Bank"), the Company's wholly- owned subsidiary. Directors and officers of the Company will be present to respond to questions that stockholders may have. Also enclosed for your review is our Annual Report and Form 10-K to Stockholders, which contains detailed information concerning the activities and operating performance of the Company.

         The business to be conducted at the Annual Meeting consists of the election of four directors, the approval of an amendment to the Company's certificate of incorporation to change our name to First Niagara Financial Group, Inc., and the ratification of the appointment of independent auditors for the year ending December 31, 2000. In addition, a shareholder proposal has been submitted for consideration by stockholders. For the reasons set forth in the Proxy Statement, the Board of Directors of the Company unanimously recommends a vote "FOR" the election of directors, "FOR" the amendment to the Company's Certificate of Incorporation, and "FOR" the ratification of the appointment of KPMG LLP as the Company's Auditors. The Board of Directors recommends a vote "AGAINST" the stockholder proposal.

         On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting. Your vote is important, regardless of the number of shares that you own.

                                Sincerely,


                                William E. Swan
                                President and Chief Executive Officer

                              NIAGARA BANCORP, INC.
                             6950 SOUTH TRANSIT ROAD
                                  P.O. BOX 514
                          LOCKPORT, NEW YORK 14095-0514
                                 (716) 625-7500

                                    NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held On May 2, 2000

     Notice is hereby given that the Annual Meeting of Stockholders of Niagara Bancorp, Inc. (the "Company" or "Niagara Bancorp") will be held at the Pendleton House, 6886 South Transit Road, Pendleton, New York, on May 2, 2000 at 10:00 a.m., Eastern Daylight Time.

         A Proxy Card and a Proxy Statement for the Annual Meeting are enclosed.

         The Annual Meeting is for the purpose of considering and acting upon:

         1.       The election of four directors;
         2. The approval of an amendment to the Company's Certificate of Incorporation to change the name of the Company to First Niagara Financial Group, Inc.;
         3. The ratification of the appointment of KPMG LLP as auditors for the Company for the year ending December 31, 2000;
         4. A stockholder proposal to take necessary steps to achieve a sale or merger of the Company; and

such other matters as may properly come before the Annual Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Annual Meeting.

         Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, or on date or dates to which the Annual Meeting may be adjourned. Stockholders of record at the close of business on March 22, 2000, are the stockholders entitled to vote at the Annual Meeting, and any adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be available at 6950 South Transit Road, Lockport, New York, for a period of ten days prior to the Annual Meeting and will also be available for inspection at the meeting itself.

         EACH STOCKHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                            By Order of the Board of Directors


March 23, 2000                              Robert N. Murphy
Lockport, New York                          Corporate Secretary

--------------------------------------------------------------------------------
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
--------------------------------------------------------------------------------

                                 PROXY STATEMENT

                              NIAGARA BANCORP, INC.
                             6950 SOUTH TRANSIT ROAD
                                  P.O. BOX 514
                          LOCKPORT, NEW YORK 14095-0514
                                 (716) 625-7500

                         ANNUAL MEETING OF STOCKHOLDERS
                                   MAY 2, 2000

         This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Niagara Bancorp, Inc. (the "Company") to be used at the Annual Meeting of Stockholders of the Company (the "Annual Meeting"), which will be held at the Pendleton House, 6886 South Transit Road, Pendleton, New York, on May 2, 2000, at 10:00 a.m., Eastern Daylight Time, and all adjournments of the Annual Meeting. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about March 30, 2000.

--------------------------------------------------------------------------------
                              REVOCATION OF PROXIES
--------------------------------------------------------------------------------

         Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof. Proxies solicited on behalf of the Board of Directors of the Company will be voted in accordance with the directions given thereon. WHERE NO INSTRUCTIONS ARE INDICATED, VALIDLY EXECUTED PROXIES WILL BE VOTED "FOR" PROPOSAL 1, PROPOSAL 2 AND PROPOSAL 3 AND "AGAINST" PROPOSAL 4 SET FORTH IN THIS PROXY STATEMENT FOR CONSIDERATION AT THE ANNUAL MEETING.

         A proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the Annual Meeting.

--------------------------------------------------------------------------------
                                VOTING SECURITIES
--------------------------------------------------------------------------------

         Holders of record of the Company's common stock, par value $.01 per share (the "Common Stock") as of the close of business on March 22, 2000 (the "Record Date") are entitled to one vote for each share then held, except as described below. As of the Record Date, the Company had 26,298,900 shares of Common Stock issued and outstanding (exclusive of Treasury shares). The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock outstanding and entitled to vote is necessary to constitute a quorum at this Annual Meeting. In the event there are not sufficient votes for a quorum, or to approve or ratify any matter being presented, at the time of this Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

         In accordance with the provisions of the Company's Certificate of Incorporation, record holders of Common Stock who beneficially own in excess of 5% of the outstanding shares of Common Stock (the "Limit") are not entitled to any vote with respect to the shares held in excess of the Limit. The Company's Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit supply information to the Company to enable the Board to implement and apply the Limit. This Limit does not apply to shares of Common Stock held by Niagara Bancorp, MHC.

--------------------------------------------------------------------------------
                 VOTING PROCEDURES AND METHOD OF COUNTING VOTES
--------------------------------------------------------------------------------

         As to the election of Directors, the proxy card being provided by the Board of Directors enables a stockholder to vote FOR the election of the four nominees proposed by the Board, or to WITHHOLD AUTHORITY to vote for the nominees being proposed. Under Delaware law and the Company's Certificate of Incorporation and Bylaws, Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which authority to vote for the nominees being proposed is withheld.

         As to the approval of the amendment to the Company's Certificate of Incorporation, by checking the appropriate box, a stockholder may: (i) vote FOR the item; (ii) vote AGAINST the item; or (iii) ABSTAIN from voting on such item. Under Delaware law and the Company's Certificate of Incorporation, the approval of this matter shall be determined by the vote of a majority of the shares outstanding and entitled to vote. Therefore, broker non-votes and proxies marked "ABSTAIN" will have the same effect as a vote against this proposal.

         As to the ratification of KPMG LLP as independent auditors of the Company, by checking the appropriate box, a stockholder may: (i) vote FOR the item; (ii) vote AGAINST the item; or (iii) ABSTAIN from voting on such item. Under the Company's Certificate of Incorporation and Bylaws, the ratification of this matter shall be determined by a majority of the votes cast, without regard to broker non-votes, or proxies marked "ABSTAIN."

         As to the approval of the shareholder proposal, by checking the appropriate box, a stockholder may: (i) vote FOR the item; (ii) vote AGAINST the item; or (iii) ABSTAIN from voting on such item. Under the Company's Certificate of Incorporation and Bylaws, the ratification of this matter shall be determined by a majority of the votes cast, without regard to broker non-votes, or proxies marked "ABSTAIN".

         Proxies solicited hereby will be returned to the Company, and will be tabulated by inspectors of election designated by the Board.

--------------------------------------------------------------------------------
                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
--------------------------------------------------------------------------------

         Persons and groups who beneficially own in excess of five percent of the Common Stock are required to file certain reports with the Securities and Exchange Commission (the "SEC") regarding such ownership. The following table sets forth, as of the March 22, 2000, the shares of Common Stock beneficially owned by persons who beneficially own more than five percent of the Company's outstanding shares of Common Stock, including shares owned by Niagara Bancorp, MHC and its directors and executive officers.

                                                     AMOUNT OF SHARES
                                                     OWNED AND NATURE                       PERCENT OF SHARES
         NAME AND ADDRESS OF                           OF BENEFICIAL                         OF COMMON STOCK
          BENEFICIAL OWNERS                            OWNERSHIP                               OUTSTANDING
          -----------------                            ---------                               -----------

Niagara Bancorp, MHC                                      15,849,650                             60.3%
6950 S. Transit Road
Lockport, New York 14094

Niagara Bancorp, MHC                                      16,492,549                             62.7%
  and all Directors and Executive Officers
  as a Group (15 persons)(1)

-----------------
(1) The Company's executive officers and directors (except Barton G. Smith) are also executive officers and directors of the Mutual Holding Company.

--------------------------------------------------------------------------------
                       PROPOSAL I - ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

         The Company's Board of Directors is currently composed of eleven members. The Company's Bylaws provide that approximately one-third of the Directors are to be elected annually. Directors of the Company are generally elected to serve for a three-year period or until their respective successors shall have been elected and shall qualify. Each of the Directors of the Company also serves on the board of directors of the Bank. Four Directors will be elected at the Company's Annual Meeting of Stockholders to serve for a three-year period and until their respective successors shall have been elected and shall qualify. The Board of Directors has nominated Ms. Caldwell and Messrs. Fitch, Judge and Miklinski for election as Directors.

         The following table sets forth certain information, as of March 22, 2000, regarding members of the Company's Board of Directors, including the terms of office of Board members. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to the nominees) will be voted at the Meeting for the election of the nominees identified below. If the nominees are unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why the nominees might be unable to serve, if elected.

Except as indicated herein, there are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected.


                                                                                           SHARES
                          POSITION(S) HELD WITH                DIRECTOR     EXPIRATION BENEFICIALLY  PERCENT OF
         NAME                  THE COMPANY           AGE       SINCE(1)       OF TERM     OWNED(2)     CLASS
----------------------   ----------------------  -----------  -----------  -----------  ----------   ---------

                                                     NOMINEES

Christa R. Caldwell             Director             65          1986          2003            17,700         *
Gary B. Fitch                   Director             64          1981          2003            14,160(3)      *
Daniel W. Judge                 Director             57          1992          2003            32,160(3)      *
James Miklinski                 Director             56          1996          2003            38,710(3)      *


                                          DIRECTORS CONTINUING IN OFFICE

Gordon P. Assad                 Director             51          1995          2001            18,460(3)     *
Barton G. Smith                 Director             69          1986          2001             6,700        *
William E. Swan          President, Chief Executive  52          1996          2001           136,194(4)     *
                          Officer and Director
James W. Currie                 Director             58          1987          2002            52,160(3)     *
David W. Heinrich               Chairman             63          1969          2002            54,160(3)     *
B. Thomas Mancuso               Director             44          1990          2002            19,330(3)     *
Robert G. Weber                 Director             62          1996          2002            36,260(3)     *

                                  NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Paul J. Kolkmeyer        Executive Vice President    47           N/A           N/A            85,066(5)     *
                         and Chief Financial Officer
Kathleen P. Monti        Executive Vice President    51           N/A           N/A            50,874(6)     *
G. Gary Berner            Senior Vice President      52           N/A           N/A            49,513(7)     *
Diane Allegro             Senior Vice President      44           N/A           N/A            31,452(8)     *
John D. Hoffman          Chief Executive Officer     55           N/A           N/A             4,000        *
                          of Warren-Hoffman and
                          Affiliated Companies

All directors and executive
officers as a group (16 persons)    -                 -            -             -            642,899       2.44%0)

----------------------------------
*    Less than 1%
(1) Reflects initial appointment to the Board of Directors of First Niagara Bank or its predecessors.
(2) Unless otherwise indicated, each person effectively exercises sole (or shared with spouse) voting and dispositive power as to the shares reported.
(3) Includes 5,460 shares subject to options granted to outside directors which are currently exercisable. Also includes 6,700 shares granted to each outside director under the RRP which are subject to future vesting, but as to which voting may currently be directed.
(4) Includes 36,400 shares subject to options which are currently exercisable and 45,000 shares granted under the RRP which are subject to future vesting, but as to which voting may currently be directed.
(5) Includes 18,200 shares subject to options which are currently exercisable, and 22,500 shares granted under the RRP which are subject to future vesting, but as to which voting may currently be directed.
(6) Includes 13,000 shares subject to options which are currently exercisable, and 16,000 shares granted under the RRP which are subject to future vesting, but as to which voting may currently be directed.
(7) Includes 12,350 shares subject to options which are currently exercisable, and 15,000 shares granted under the RRP which are subject to future vesting, but as to which voting may currently be directed.
(8) Includes 11,050 shares subject to options which are currently exercisable, and 14,000 shares granted under the RRP, which are subject to future vesting, but as to which voting may currently be directed.
(9)  Includes 134,680 shares subject to options which are currently exercisable.
(10) Includes 5,744 shares of Common Stock allocated to the accounts of executive officers under the ESOP and excludes the remaining
     1,074,380 shares of Common Stock, or 4.1% of the shares if common stock outstanding, owned by the ESOP for the benefit of the employees of the Bank. The ESOP Committee administers the ESOP. Under the terms of the ESOP, shares of Common Stock allocated to the account of employees are voted in accordance with the instructions of the respective employees. Unallocated shares are voted by the ESOP
     Trustees in the manner calculated to most accurately reflect the instructions they have received from the participants regarding the allocated shares, unless their fiduciary duties require otherwise.

         The business experience for the past five years for each of the Company's directors and executive officers is as follows:

         Gordon P. Assad is the President and Chief Executive Officer of Erie & Niagara Insurance Association and has served in that position since 1972.

         Christa R. Caldwell is retired and was the director of the Lockport Public Library from 1967 to 1996.

         James W. Currie is the President of Ag Pak, Inc., a manufacturer of produce packaging machines, and has served in that position since 1974.

         Gary B. Fitch is the Owner-Manager of Ontario Orchards, Inc., and has served in that position since 1976. Mr. Fitch also serves as the Executive Secretary of Agricultural Affiliates, Inc. and has served in that position since 1991.

         David W. Heinrich retired in 1998 as the President of Heinrich Chevrolet Corp.

         Daniel W. Judge is the President of Dansam, Inc., a business management services firm. He has been in that position since 1990. He is also Vice President of CBY.com, LLC, an online marketplace for cooperatives.

         B. Thomas Mancuso is the President of Joseph L. Mancuso & Sons, Inc., a real estate development company.

         James Miklinski is the General Manager of Niagara Milk Cooperative, and has served in that position since 1990.

         Barton G. Smith is retired from Paul Garrick, Inc., an insurance agency.

         William E. Swan is the President and Chief Executive Officer of the Bank, and has served in that position since 1989.

         Robert G. Weber is a retired Buffalo Office Managing Partner of KPMG LLP where he served from 1959 to 1995.

         Executive Officers of the Bank Who Are Not Directors

         Paul J. Kolkmeyer has served as Executive Vice President and Chief Financial Officer of the Bank since 1995. From 1990 to 1995, Mr. Kolkmeyer served as Senior Vice President and Chief Financial Officer of the Bank.

         Kathleen P. Monti has served as Executive Vice President of Human Resources and Administration of the Bank since 1999. From 1995 to 1999 Ms. Monti served as Senior Vice President of Human Resources and Administration and from 1993 to 1995 she served as Vice President of Human Resources of the Bank.

         G. Gary Berner has served as Senior Vice President and Chief Lending Officer of the Bank since 1992.

         Diane Allegro has been Senior Vice President of Retail Banking since October 1997. From 1994 to October 1997, she was Vice President-Retail Sales & Delivery Systems at Rochester Community Savings Bank.

         John D. Hoffman has been Chief Executive Officer of Warren-Hoffman and Affiliated Companies since 1999. Prior to 1999, he was President and Chief Executive Officer of Warren- Hoffman and Associates, Inc.

MEETINGS OF THE BOARD AND COMMITTEES OF THE BOARD

         The Board of Directors of Niagara Bancorp meets quarterly, or more often as may be necessary. The Board of Directors of the Company has an audit committee, an executive committee and a compensation committee. The Bank maintains a loan committee, audit committee, finance and investment committee and compensation committee.

         The Board of Directors of the Company met nine times and the Board of Directors of the Bank met twelve times during 1999. No Director attended fewer than 75% in the aggregate of the total number of Board meetings held and the total number of committee meetings on which he or she served during 1999.

         The executive committee consists of Directors Heinrich, Swan, Assad, Judge and Weber. The executive committee meets as necessary when the Board is not in session to exercise general control and supervision in all matters pertaining to the interests of Niagara Bancorp, subject at all times to the direction of the Board of Directors. The executive committee met ten times in 1999.

         The nominating committee consists of Directors Miklinski, Caldwell, Fitch, Heinrich and Smith. The nominating committee meets for the purpose of identifying, evaluating and recommending potential candidates for election to the Board. While the committee will consider nominees recommended by stockholders, it has not actively solicited recommendations from stockholders. Nominations by stockholders must comply with certain procedural and informational requirements set forth in the Company's Bylaws. See "Advance Notice of Business to be Conducted at an Annual Meeting." The nominating committee met two times in 1999.

         The audit committee consists of Directors Weber, Currie, Mancuso, Miklinski and Heinrich. The audit committee meets at least quarterly to examine and approve the audit report prepared by the independent auditors of the Bank, to review and recommend the independent auditors to be engaged by Niagara Bancorp, to review the internal audit function and internal accounting controls of Niagara Bancorp, and to review and approve audit policies. The audit committee met four times in 1999.

         The compensation committee consists of Directors Heinrich, Assad, Judge and Weber. This committee reviews and administers compensation, officer promotions, benefits and other matters of personnel policy and practice. The compensation committee met eleven times during fiscal 1999.

COMPENSATION OF DIRECTORS

         Fees. Directors of the Bank receive a retainer fee of $12,000 ($17,000 for the Chairman), plus a fee of $700 per board meeting attended and $400 per meeting for attendance at committee meetings. Directors who are also employees of the Bank are not eligible to receive board fees. Directors of the Company receive an annual retainer fee of $5,000 and a fee of $400 per meeting for attendance at board and committee meetings.

         Deferred Fees Plan. The Directors' Deferred Fees Plan ("Deferred Fee Plan") is a non- qualified deferred compensation plan into which a director can defer up to 100% of his or her board retainer and fees earned during the calendar year. All amounts deferred by a Director are fully vested at all times. Amounts credited to a deferred fee account are invested in equity securities, fixed income securities, money market accounts, and cash, at the sole discretion of the Bank. Upon cessation of a Director's service with the Bank, the Bank will pay the director the amounts credited to his or her account. The amounts will be paid in a number of substantially equal annual installments, as selected by the Director at the time the deferral is made.

         If the Director dies before all payments have been made, the remaining payments will be made to the Director's designated beneficiary. In the event of the Director's death prior to commencement of benefits, the Bank shall pay the director's beneficiary the amounts credited to the benefit of the Director under the Deferred Fee Plan, in a single lump sum payment or in a number of substantially equal annual installments as elected by the Director at the time the election to defer was made. In the event of an unforeseeable emergency which will result in a severe financial hardship, the Director may request a distribution of all or part of his or her benefits or may request an acceleration of benefits that are being paid, as applicable.

         Stock Option Plan and Recognition and Retention Plan. The 1999 Stock Option Plan and the 1999 Recognition and Retention Plan ("RRP") were adopted by the Board of Directors of the Company and subsequently approved by the Company's shareholders at the annual meeting held on May 18, 1999 (the "1999 Annual Meeting"). On May 20, 1999, the effective date of the Option Plan, each Outside Director of the Company and the Bank was granted a non-qualified stock option to purchase 27, 300 shares of Common Stock. These options are scheduled to vest at the rate of 20% per year over a five-year period and will become immediately exercisable upon the director's death or disability. Similarly, on May 20, 1999, the effective date of the RRP, restricted stock awards were granted to each director with respect to 6,700 shares of Common Stock. These awards are also scheduled to vest in 20% increments over a five-year period beginning on May 20, 2000, except that the awards for Mr. Smith and Mrs. Caldwell will vest 100% at his or her age 70, respectively, with accelerated vesting to occur in the event of the director's death or disability.

EXECUTIVE COMPENSATION

         The following table sets forth for the three years ended December 31, 1999, 1998 and 1997, certain information as to the total remuneration paid by the Bank to the Chief Executive Officer as well as the executive officers other than the Chief Executive Officer who received total annual compensation in excess of $100,000 (the "Named Executive Officers").


                          ANNUAL COMPENSATION                            LONG-TERM COMPENSATION
--------------------------------------------------------  --------------------------------------------------------
                                                                       AWARDS                     PAYOUTS
                                                               --------------------- ----------------------------------
                                                                 OTHER
                                 YEAR                            ANNUAL   RESTRICTED OPTIONS/              ALL OTHER
       NAME AND                  ENDED                        COMPENSATION  STOCK      SARS       LTIP    COMPENSATION
  PRINCIPAL POSITION             12/31     SALARY   BONUS(1)      (2)    AWARDS$(3) (#)          PAYOUTS       (4)
----------------------         -------  ----------  --------  -----------  ----------------    -----------  ---------

William E. Swan                 1999    $  329,002  $133,575      --      $483,750    182,000       --       $87,167
 President and Chief            1998       317,001    87,452      --            --         --       --        82,242
 Executive Officer              1997       287,332    98,696      --            --         --       --        79,994

Paul J. Kolkmeyer               1999       165,369    55,961      --       241,875     91,000       --        44,613
 Executive Vice President       1998       157,963    68,167      --            --         --       --        41,811
 and Chief Financial Officer    1997       144,966    41,381      --            --         --       --        39,974

Kathleen P. Monti               1999       125,674    34,438      --       172,000     65,000       --        36,506
 Executive Vice President       1998       115,753    27,404      --            --         --       --        34,904
                                1997        95,001    29,287      --            --         --       --        32,879

G. Gary Berner                  1999       144,809    39,678      --       161,250     61,750       --        44,256
 Senior Vice President          1998       138,750    33,148      --            --         --       --        42,275
                                1997       119,025    36,151      --            --         --       --        40,113

Diane Allegro                   1999       111,877    30,654      --       150,500     55,250       --         5,478
 Senior Vice President          1998       106,859    32,527      --            --         --       --         1,865

John D. Hoffman                 1999       210,000        --      --            --         --       --         6,198

 Chief Executive Officer of
 Warren-Hoffman and
 Affiliated Companies

----------------------

(1) Includes payments under the Bank's Management Incentive Program and other discretionary payments.
(2) The Bank also provides certain members of senior management with the use of an automobile, club membership dues, and certain other personal benefits. The aggregate value of such personal benefits did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each officer.
(3) Amounts reported in this column represent the fair value of the restricted stock awards at the date of the award. Awards granted in 1999 vest over five years. Dividends paid with respect to all shares awarded are paid to the recipient of the award.
(4) Includes the following: the Bank's contributions pursuant to the 401(k) Plan of $4,800, $4,800, $4,800, $4,464, $4,011 and $2,500 with respect to Messrs. Swan, Kolkmeyer and Berner, Ms. Monti and Allegro and Mr. Hoffman, respectively; $38,414, $16,183, $15,884, and $11,957 credited to the account of Messrs. Swan, Kolkmeyer and Berner and Ms. Monti, respectively, pursuant to the non-qualified deferred compensation plan; split dollar life insurance premiums paid by the Bank of $39,750, $19,875, $19,875, and $19,875 with respect to Messrs. Swan, Kolkmeyer and Berner and Ms. Monti; income imputed on group term life insurance in excess of $50,000 per employee of $843, $395, $346, $300 and $267 with respect to Messrs. Swan, Kolkmeyer and Berner, Ms. Monti and Allegro; and $3,360, $3,360, $3,360, $1,200 and $3,698 for Messrs.
         Swan, Kolkmeyer and Berner and Ms Allegro and Mr. Hoffman, respectively, relating to medical insurance premiums.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

         Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to its Chief Executive Officer and other executive officers. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. The Chief Executive Officer and other executive officers have not received compensation from the Company. Consequently, the compensation discussed in the Compensation Committee Report relates to that provided by the Bank.

         The Compensation Committee annually reviews and recommends changes to the compensation levels of the executive officers to the Board of Directors. Since the Company's conversion to a stock company, the Compensation Committee has begun a process to revise the compensation program to better reflect the Company's public status. It is intended that the new executive compensation program will enable the Company and the Bank to attract, develop and retain strong executive officers who are capable of maximizing the Company's performance for the benefit of the shareholders. The Committee has adopted a compensation strategy that seeks to provide competitive compensation that is strongly aligned with the financial and stock performance of the institution. The compensation program has three key elements: base salary, annual incentives and long-term incentives.

         In 1999, an independent review of the competitiveness of the total compensation of the executive group was conducted by a nationally recognized compensation consulting firm. Compensation levels were compared to other comparably sized national and regional community banks. The review determined that base salaries and the combination of base salaries and cash incentives approximated median levels provided by similarly situated community banking companies.

         Base salary and changes to base salary reflect a variety of factors including the results of the independent review of the competitiveness of the total compensation program, contribution to the long-term goals of the Company, and recent results. Each of the Named Executive Officers is a party to an employment agreement providing for a minimum base salary, which may be increased, but not decreased. Payouts under the annual incentive plan (the management incentive plan, or "MIP") are determined by return on equity performance relative to other similarly situated companies. Individual payouts are a function of the Company's financial performance and the performance of the individual executive. The Committee believes that this funding formula provides a direct link between financial performance and actual compensation. The range in incentive opportunities under the MIP for executives and all other officers reflect opportunities slightly below the median of those provided for similar positions by similarly situated community banks.

         On May 18, 1999, the Company's shareholders adopted the 1999 Option Plan and 1999 Recognition and Retention Plan for outside directors, executives and other employees. Awards of stock options and restricted stock were made to executive officers at that time. The options are exercisable and the shares vest at the rate of 20% per year over a five-year period. The Committee believes that long-term incentives are the most effective way of aligning executive rewards with the creation of value for the shareholders through stock appreciation. Stock options and restricted stock awards were allocated by the Committee based upon the executive officer's level of responsibility and contributions to the Company and Bank. Additionally, the Committee was guided by regulatory practices and policies, and the practices of other recently converted financial institutions. Future awards will be dependent on the Company and individual performance, as well as competitive market conditions.

         In making determinations as to Mr. Swan's compensation, the Committee is operating under the terms of the previously disclosed employment agreement between Mr. Swan and the Company. Mr. Swan's base salary was increased to $330,000 in 1999 and he was provided a cash bonus of $133,575. Mr. Swan's bonus was provided under the terms of the MIP. During fiscal 1999, and as identified in the Summary Compensation Table, Mr. Swan was granted 182,000 stock options and 45,000 restricted shares under the Recognition and Retention Plan. The Compensation Committee determined these awards based on: a study of other comparable institutions, its philosophy on the importance of emphasizing equity participation, and its evaluation of the CEO's long-term contribution to the Company's performance. The Committee took these actions to recognize the CEO's accomplishments in successfully building an institution and management team capable of becoming a public company and his ability to manage the ongoing transition and future direction of the Company.


                           THE COMPENSATION COMMITTEE

          Gordon P. Assad                             David W. Heinrich
          Daniel W. Judge                             Robert G. Weber

STOCK PERFORMANCE GRAPH

         Set forth hereunder is a stock performance graph comparing (a) the cumulative total return on the Common Stock for the period beginning with the last trade of the Company's stock on April 20, 1998, as reported by the Nasdaq National Market, through December 31, 1999, (b) the cumulative total return on stocks included in the Nasdaq Composite Index over such period, and (c) the cumulative total return of publicly traded thrifts or thrift holding companies in the mutual holding company structure over such period. Cumulative return assumes the reinvestment of dividends, and is expressed in dollars based on an assumed investment of $100.


[GRAPH]


                       4/20/98  6/30/98       12/31/98     6/30/99      12/31/99

 Niagara Bancorp, Inc. 100.00    90.42         63.20        66.03        64.07
 NASDAQ - Total US     100.00   100.12        117.30       143.59       213.22
 MHC Thrifts           100.00    87.43         62.56        63.63        55.64

EMPLOYMENT AGREEMENTS

         The Bank has entered into employment agreements with each of Messrs. Swan, Kolkmeyer, Berner and for Ms. Monti and Ms. Allegro. The employment agreements have terms ranging from twenty-four to thirty-six months. On each anniversary date, an employment agreement may be extended for an additional twenty-four months, so that the remaining term shall be from twelve to thirty-six months. If the agreement is not renewed, the agreement will expire at the end of its term. Under the employment agreements, the 2000 Base Salary for Messrs. Swan, Kolkmeyer, Berner and for Ms. Monti and Ms. Allegro is $345,000, $182,000, $153,000, $138,000, and $120,000, respectively. The Base Salary may be increased but not decreased. The employment agreements also provide that the executive is entitled to participate in an equitable manner with other executive officers in discretionary bonuses declared by the Board. In addition to the Base Salary and bonus, the employment agreements provide for, among other things, participation in retirement plans and other employee and fringe benefits applicable to executive personnel. The agreements provide for termination by the Bank for cause at any time. In the event the Bank involuntarily terminates the executive's employment for reasons other than for cause, the executive, or in the event of death, his or her beneficiary would be entitled to severance pay in an amount equal to three times Base Salary (in the case of Messrs. Swan and Kolkmeyer), or two times Base Salary (in the case of Mr. Berner, Ms. Monti and Ms. Allegro). For these purposes, involuntary termination includes a constructive termination where the Bank (i) fails to appoint or reappoint the executive to his or her present position, (ii) materially changes the executive's functions, duties or responsibilities, which change would cause the executive's position to become one of lesser responsibility, importance or scope, (iii) relocates the executive's place of employment by more than 100 miles, (iv) liquidates or dissolves other than in connection with a Reorganization that does not affect the executive's status, or (v) breaches the employment agreement. The Bank will also continue the executive's health coverage through the remaining term of the employment agreement. In the event the payments to the executive would include an "excess parachute payment" as defined by Code Section 280G (relating to payments made in connection with a change in control), the payments would be reduced in order to avoid having an excess parachute payment.

         In the event of an executive's death while employed during the term of an employment agreement, the Bank will pay the executive's estate the executive's salary through the end of the calendar month in which the executive dies. If the executive becomes disabled (as defined in the Bank's disability plan), the employment agreement will remain in effect through the term of the agreement, except that the executive's salary payments will be reduced by any disability insurance payments made to the executive.

         In addition, Warren-Hoffman and Associates, Inc., a subsidiary of the Bank, has entered into an employment contract with Mr. Hoffman. The agreement has a term of five years and shall be extended on each anniversary date for an additional twelve months to the then remaining term. Under the terms of the agreement the 2000 Base Salary for Mr. Hoffman is $210,000 and the Base

Salary may be increased but not decreased. The agreement also provides for the payment of a bonus in the event that Warren-Hoffman and Associates, Inc. achieves specified financial targets. The agreement provides for termination by Warren-Hoffman and Associates, Inc. for cause at any time.

DEFERRED COMPENSATION PLAN

          The Bank has adopted the First Niagara Bank Deferred Compensation Plan for the benefit of certain senior executives of the Bank that it has designated to participate in the plan. Under the Plan, the Bank annually credits an executive's deferred compensation account with an amount determined in the sole discretion of the Board. The amounts credited to the executive's deferred compensation account are annually credited with earnings, at a rate determined in the sole discretion of the Board. An executive will vest in amounts credited to his account at the rate of 20% per year, beginning in the sixth year of participation in the Non-qualified Plan until the executive is fully vested after 10 years of participation. For these purposes, an executive's years of participation will be equal to the executive's number of whole years of employment with the Bank measured from the date that an executive becomes a participant under the Plan. Notwithstanding the above, an executive shall be fully vested in his deferred compensation account upon attaining age 60 with five years of participation or in the event of a change in control of the Bank. Benefits are payable to the executive in fifteen substantially equal annual payments commencing (i) 30 days after the executive has attained age 60, or (ii) 30 days after the executive terminates employment, if after age 60, or due to disability. In the event of the executive's death after benefits commence, the Bank will pay the remaining benefits to the executive's beneficiary over the remainder of the payment term. In the event of the executive's death after termination of employment but prior to commencement of benefit payments, the Bank will pay the executive's benefit to the executive's beneficiary in fifteen substantially equal annual payments commencing within 30 days of the executive's death. In the event of the executive's death prior to termination of employment, the executive will forfeit all benefits under the Plan. In the event of an unforeseeable emergency which will result in a severe financial hardship, the executive may request a distribution of all or part of his benefits or may request an acceleration of benefits that are being paid to him, as applicable.

         Messrs. Swan, Kolkmeyer, and Berner and Ms. Monti are participants in the Non-qualified Plan. For the year ended December 31, 1999, Messrs. Swan, Kolkmeyer, and Berner, and Ms. Monti, had $38,414, $16,813, $15,884 and $11,957,
respectively, credited to their deferred compensation accounts.

DEFINED BENEFIT PENSION PLAN

         The Bank maintains the Retirement Plan of First Niagara Bank in RSI Retirement Trust ("Retirement Plan") which is a qualified, tax-exempt defined benefit plan. Employees age 21 or older who have worked at the Bank for a period of one year and have been credited with 1,000 or more hours of service with the Bank during the year are eligible to accrue benefits under the Retirement Plan, provided, however that leased employees, employees paid on a contract basis, and employees employed off-site in connection with the operation or maintenance of properties acquired through foreclosure or deed are not eligible to participate. The Bank contributes each year, if necessary, an amount to the Retirement Plan to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). For the plan year ended September 30, 1999, no contribution was required to be made by the Bank to the Retirement Plan. At September 30, 1999, the market value of the Retirement Plan trust fund equaled approximately $10.3 million.

         In the event of retirement at normal retirement age (i.e., the later of age 65 or the 5th anniversary of participation in the Retirement Plan), the plan is designed to provide a single life annuity. For a married participant, the normal form of benefit is an actuarially reduced joint and survivor annuity where, upon the participant's death, the participant's spouse is entitled to receive a benefit equal to 50% of that paid during the participant's lifetime. Alternatively, a participant may elect (with proper spousal consent, if necessary) a joint and 100% survivor annuity, or an annuity payable for a period certain and life. All forms in which a participant's benefit may be paid will be actuarially equivalent to the single life annuity. The retirement benefit provided is an amount equal to (a) 2% of a participant's average annual earnings multiplied by credited service prior to April 1, 1998 plus (b) 1.25% of a participant's average annual earnings multiplied by the participant's years of credited service thereafter, up to a maximum of 30 years. Retirement benefits are also payable upon retirement due to early and late retirement or death. A reduced benefit is payable upon early retirement at age 60, at or after age 55 and the completion of 20 years of vested service with the Bank, or after completion of 30 years of vested service. Upon termination of employment other than as specified above, a participant who has five years of vested service after age 18 is eligible to receive his or her accrued benefit commencing, generally, on such participant's normal retirement date.

         The following table indicates the annual retirement benefit that would be payable under the Retirement Plan upon retirement at age 65 in calendar year 1999, expressed in the form of a single life annuity for the final average salary and benefit service classifications specified below.


            Final             Years of Service and Benefit Payable at Retirement
           Average            --------------------------------------------------
        Compensation              15           20           25            30
        ------------          -----------  -----------  -----------   ----------

           $50,000            $  14,344    $   19,344   $   24,344   $   29,344
           $75,000            $  21,516    $   29,016   $   36,516   $   44,016
          $100,000            $  28,688    $   38,688   $   48,688   $   58,688
          $125,000            $  35,859    $   48,359   $   60,859   $   73,359
          $160,000            $  45,900    $   61,900   $   77,900   $   93,900
     $170,000 and above       $  48,769    $   65,769   $   82,769   $   99,769


         As of December 31, 1999, Messrs. Swan, Kolkmeyer and Berner, and Ms. Monti and Allegro, had 12, 9, 8, 6 and 2 years of credited service (i.e., benefit service) under the Retirement Plan, respectively.

         STOCK BENEFIT PLANS. The Board of Directors of the Company has adopted the 1999 Stock Option Plan for directors, offices and employees, which was approved by stockholders at the 1999 Annual Meeting. The Board of Directors has also adopted the 1999 Recognition and Retention Plan for directors, officers and employees, which was approved by stockholders at the 1999 Annual Meeting.

         Set forth in the table that follows is information relating to options granted under the stock option plan to the Named Executive Officers during 1999.


                                              OPTION GRANTS IN LAST FISCAL YEAR
=======================================================================================================================
                                                      INDIVIDUAL GRANTS
-----------------------------------------------------------------------------------------------------------------------
                                                  PERCENT OF
                                                 TOTAL OPTIONS
                                                  GRANTED TO         EXERCISE                             GRANT DATE
                                 OPTIONS         EMPLOYEES IN        OR BASE         EXPIRATION          PRESENT VALUE
           NAME                  GRANTED            FY 1999           PRICE             DATE                  (1)
           ----                  -------            -------           -----             ----                  ---

William E. Swan                  182,000             35.2%            $10.75          5/20/09              $573,255

Paul J. Kolkmeyer                91,000              17.6%            $10.75          5/20/09              $286,627

Kathleen P. Monti                65,000              12.6%            $10.75          5/20/09              $204,734

G. Gary Berner                   61,750              11.9%            $10.75          5/20/09              $194,497

Diane Allegro                    55,250              10.7%            $10.75          5/20/09              $174,024
===========================  ===============  ===================  ============  ==================  =====================

--------------------------------
(1) The grant date present value was derived using the Black-Scholes option pricing model with the following assumptions: volatility of 35.3%; risk free rate of return of 5.575%; dividend yield of 1.86%; and a 7.5 year option life.

         Set forth below is certain information concerning options outstanding to the Named Executive Officers at December 31, 1999. No options were exercised by the Named Executive Officers during 1999.


               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

==============================================================================================================


                                                                                            NUMBER OF
                                        SHARES                                              OPTIONS AT
                                       ACQUIRED             VALUE                          YEAR-END (1)
              NAME                        UPON             REALIZED
                                       EXERCISE
                                                                                     EXERCISABLE/UNEXERCISABLE
                                                                                                (#)
William E. Swan                            0                 $--                             0/182,000
Paul J. Kolkmeyer                          0                 $--                             0/91,000
Kathleen P. Monti                          0                 $--                             0/65,000
G. Gary Berner                             0                 $--                             0/61,750
Diane Allegro                              0                 $--                             0/55,250
=================================  ================= ====================  ===================================

------------------------------------
(1) At December 31, 1999, the exercise price of the outstanding options exceeded the fair market value of the Common Stock.

OWNERSHIP REPORTS BY OFFICERS AND DIRECTORS

         The Common Stock of the Company is registered with the SEC pursuant to
Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"). The officers and Directors of the Company and beneficial owners of greater than 10% of the Company's Common Stock are required to file reports on Forms 3, 4 and 5 with the SEC disclosing beneficial ownership and changes in beneficial ownership of the Common Stock. SEC rules require disclosure in the Company's Proxy Statement or Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of the Company's Common Stock to file a Form 3, 4, or 5 on a timely basis. Except as otherwise disclosed herein, all of the Company's officers and Directors filed these reports on a timely basis. Barton G. Smith, a director of the Company, filed a Form 4 in March, 2000 to report the sale of 40,000 shares of Common Stock in June, 1999. The Form 4 should have been filed in July, 1999.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

         Federal law and regulation generally requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. However, recent regulations now permit executive officers and directors to receive the same terms through benefit or compensation plans that are widely available to other employees, as long as the director or executive officer is not given preferential treatment compared to the other participating employees. Pursuant to such a program, the Bank has extended loans to Directors Heinrich, Judge, Mancuso, Weber and President Swan, Executive Vice President Kolkmeyer and Executive Vice President Monti.

         Set forth below is certain information as to loans made by the Bank to certain of its directors and executive officers, or their affiliates, whose aggregate indebtedness to the Bank exceeded $60,000 at any time since January 1, 1999. Unless otherwise indicated, all of the loans are secured loans and all loans designated as residential loans are first mortgage loans secured by the borrower's principal place of residence.


                                                                                HIGHEST
                                                                 ORIGINAL       BALANCE      BALANCE AS OF    INTEREST RATE ON
                                                     DATE          LOAN         DURING        DECEMBER 31,      DECEMBER 31,
  NAME OF INDIVIDUAL           LOAN TYPE          ORIGINATED      AMOUNT         1999             1999              1999
  -------------------          ---------          ----------      ------         ----            ------            -----
David W. Heinrich        Residential                 7/99        $127,500      $127,500         $125,442            5.50%
Chairman

Daniel W. Judge          Residential                 6/98        $120,000      $117,956         $113,514           5.875%
Director

B. Thomas Mancuso        Residential                 5/98        $150,000      $147,445         $141,893           5.875%
Director

Robert G. Weber          Residential                12/98        $100,000      $100,000         $ 96,002           5.625%
Director
                         Home Equity Line           12/98        $ 60,000      $ 50,036           $ -               8.50%
                         of Credit
William E. Swan
President and Chief      Residential                12/98        $450,000      $ 450,000        $439,434           5.625%
Executive Officer

Paul J. Kolkmeyer        Residential                 5/93        $185,000      $133,658         $120,824           6.125%
Executive Vice
President and Chief      Home Equity Line           12/98        $ 50,000      $ 15,415         $  9,779            9.50%
Financial Officer        of Credit

Kathleen P. Monti        Residential                 4/98        $163,000      $159,110         $151,173            5.75%
Executive Vice
President, Human
Resources and
Administration

--------------------------------------------------------------------------------
                          PROPOSAL II - APPROVAL OF THE
        AMENDMENT OF THE CERTIFICATE OF INCORPORATION OF NIAGARA BANCORP
            TO CHANGE THE NAME TO FIRST NIAGARA FINANCIAL GROUP, INC.
--------------------------------------------------------------------------------


         Effective February 21, 2000, the Company's wholly-owned savings bank subsidiary changed its name from Lockport Savings Bank to First Niagara Bank. During the past eighteen months, the Bank has expanded into the insurance, leasing and third party benefits administration through several acquisitions. The Company has also announced three acquisitions of financial institutions, including Cortland Savings Bank and Cayuga Bank, each of which will be operated as a separate subsidiary of the Company. The change in the Bank's name was intended to reflect its repositioning from a consumer savings bank to a full-service financial services organization serving regional and national markets. The purpose of changing the Company's name is to link the entire organization under a common brand focused on providing a unique financial services experience. The vote of a majority of the shares outstanding and entitled to vote is necessary to approve the amendment to the certificate of incorporation.


       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE
            AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION.


-------------------------------------------------------------------------------
           PROPOSAL III - RATIFICATION OF THE APPOINTMENT OF AUDITORS
--------------------------------------------------------------------------------

         The Company's independent auditors for the year ended December 31, 1999 were KPMG LLP. The Board of Directors of the Company has approved the engagement of KPMG LLP to be the Company's auditors for the year ending December 31, 2000, subject to the ratification of the engagement by the Company's stockholders at this Annual Meeting. A representative of KPMG LLP is expected to attend the Meeting to respond to appropriate questions and to make a statement if he so desires.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF KPMG LLP AS AUDITORS FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2000.

--------------------------------------------------------------------------------
                       PROPOSAL IV - STOCKHOLDER PROPOSAL
--------------------------------------------------------------------------------


         A stockholder has submitted the following proposal:

         RESOLVED, it is recommended that the Board of Directors of Niagara Bancorp, Inc. (the "Company") take the necessary steps to achieve a sale or merger of the Company on terms that will maximize shareholder value.

SUPPORTING STATEMENT

         Based on the analyses below, Jewelcor Management, Inc. ("JMI") believes that the Company could potentially achieve an acquisition price of $17.13 to $17.85 per share if the Board of Directors took the necessary steps to achieve a sale or merger. In JMI's opinion, the following acquisition valuations provide a reasonable basis for estimating a potential acquisition price of the Company well in excess of the current stock price.1

         ANALYSIS. JMI compared the Company's book value and earnings per share ("EPS") with the acquisition ratios for three of the Company's relevant peer groups: (1) "Regional Peer Group", (2) "Asset-Size Peer Group" and (3) "National Industry Peer Group".2 Based upon summary statistics for mergers announced in 1999, JMI derived the Average Announced Price/Book Ratio ("Price/Book") and the Median Announced Price/Last Twelve Months EPS Ratio ("Price/EPS") for each of the three peer groups. JMI then derived an average of the three peer groups' respective Price/Book ("Peer Group Average Price/Book") and Price/EPS ("Peer Group Average Price/EPS") and multiplied the applicable Peer Group Average ratios times the Company's (a) book value and (b) last twelve months diluted EPS ("Company EPS").3

BOOK VALUE APPROACH
         Company Stock Price (11/17/99)                         $  10.75
         Company Book Value (9/30/99)                               9.08
         Company Price/Book                                       118.39%
         Peer Group Average Price/Book                            196.59%
         COMPANY'S POTENTIAL ACQUISITION PRICE                  $  17.85

EARNINGS APPROACH
         Company EPS(9/30/99)                                   $   0.65
         Company's Price/EPS                                       16.54X
         Peer Group Average Price/EPS                              26.35X
         COMPANY'S POTENTIAL ACQUISITION PRICE                  $  17.13

---------------------
1. JMI's analyses are not the only ways to predict the Company's potential acquisition price. Morever, they do not reflect the unrecognized expenses and cost savings associated with a potential transaction, since expenses and cost savings depend, in part, on the overlap in markets and subsidiaries present in a particular transaction.

2. "Regional Peer Group": All thrifts in D.C., DE, MD, NJ, NY, PA and PR with mergers announced in 1999. "Asset-Size Peer Group": All thrifts with an asset range of $1 billion to $10 billion with mergers announced in 1999.
         "National Industry Peer Group": All publicly-traded thrifts with mergers announced in 1999. Source: SNL Securities LC.
3. Although the Company could possibly achieve any of the individual acquisition ratios achieved by the peer groups, JMI believes that he most reliable method for determining potential acquisition values is to compare the average ratios across peer groups.

         The name and address and the number of shares owned by the stockholder will be provided promptly upon an oral or written request to the Corporate Secretary.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
"AGAINST" PROPOSAL 4 FOR THE FOLLOW REASONS:

         A majority of the issued and outstanding shares of your Company are owned by Niagara Bancorp, MHC. As we stated in the Prospectus (dated February 17, 1998) relating to our initial public offering (IPO), New York law requires that the Mutual Holding Company at all times own at least 51% of the Company's voting shares outstanding. Accordingly, the sale or merger of the Company that is requested by the resolution cannot be accomplished unless the Mutual Holding Company converts to stock form. Under applicable banking law and regulations, a sale/merger could not take place for a period of one year thereafter. The conversion of the Mutual Holding Company to the stock form is not anticipated in the near future.

         We further stated in the IPO Prospectus that one of the purposes of the mutual holding company structure was to enable the Company to raise additional capital for the expansion and diversification of our business, without the loss of control through a sale that often accompanies a complete conversion to stock form. The mutual holding company structure thus was intended to enable the Company and its subsidiary bank, First Niagara Bank, to remain an independent, community-oriented provider of financial services and products in our Western New York State markets. In fact, the strategic goal of the Company is to become THE PREMIER COMMUNITY BANK IN WESTERN NEW YORK STATE.

         The Company has taken numerous steps since the IPO to enhance our franchise value and thereby enhance the value of your investment. In this regard, we have made several bank and non- bank, financial services related acquisitions that strengthen our competitive position, improve our current and future earnings and create non-interest income for the Company. They include:

         * DIVERSIFICATION AND ENHANCING SOURCES OF NON-INTEREST INCOME - since the IPO, the Company has been actively pursuing financial services organizations to diversify our sources of income. We acquired two insurance agencies and a third-party administrator in 1999 and in 2000, we closed on the acquisition of a lease financing company and announced an acquisition of an investment advisory firm. These acquisitions are decreasing our dependency on net interest income and the uncertainty involved with interest rate changes.

         * EXPANSION OF BANKING FRANCHISE - the Company has also been active in expanding its core banking franchise through the acquisition of Albion Bancorp and soon- to-close CNY Financial in Central New York State. On March 27, the Company also announced an agreement to acquire Iroquois Bancorp, Inc. and its two banking subsidiaries. The Bank, the largest subsidiary of the Company, is expanding through its continued de novo banking strategy, including the recently opened branch in the Rochester market and the implementation of its PC internet banking and bill paying product.

         * PERFORMANCE - the Company's financial performance continues to improve especially in comparison to other mutual holding company organizations and other thrifts. In 1999, the Company's return on assets improved to 1.13% from 1.07% in 1998, excluding the charitable foundation contribution. In addition, in light of the growth and diversification taking place, the Company's return on equity improved to 7.52% in 1999 from 6.43% in 1998 as we continue to put the capital raised in the IPO to good use.

         As significant owners in your Company, your Board of Directors and management of course is disappointed in the decline of the trading price of Niagara Bancorp common stock. Although it does not diminish our resolve to continue to take those steps that will enhance the strategic and operational value of your Company, we would note that the trading price of the stocks of our peer group, and of community banks, in general, have also significantly declined. We are steadfast in our belief that we are creating long-term value for all of our shareholders. As owners of shares having a current market value in excess of $5 million, the interests of your Board of Directors and management are closely aligned with those of you, the stockholders.

         In conclusion, we do not believe that any valid purpose will be served by voting for this stockholder proposal. Your management and Board of Directors have demonstrated a commitment to building franchise value and enhancing long-term value for stockholders.

            YOUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
                       "AGAINST" THE STOCKHOLDER PROPOSAL

--------------------------------------------------------------------------------
                              STOCKHOLDER PROPOSALS
--------------------------------------------------------------------------------


         In order to be eligible for inclusion in the proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's executive office, 6950 South Transit Road, P.O. Box 514, Lockport, New York 14095- 0514, no later than November 27, 2000. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

--------------------------------------------------------------------------------
                   ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED
                              AT AN ANNUAL MEETING
--------------------------------------------------------------------------------

         The Bylaws of the Company provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the Board, the stockholder must give written notice to the Secretary of the Company not less than ninety (90) days before the date fixed for such meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must include the stockholder's name, record address, and number of shares owned by the stockholder, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder in the proposed business. In the case of nominations to the Board, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

         The date on which next year's annual meeting of stockholders is expected to be held is May 1, 2001. Accordingly, advance written notice for certain business, or nominations to the Board of Directors, to be brought before the next Annual Meeting must be given to the Company by January 31, 2001. If notice is received after January 31, 2001, it will be considered untimely, and the Company will not be required to present the matter at the stockholders meeting.


--------------------------------------------------------------------------------
                                  OTHER MATTERS
--------------------------------------------------------------------------------

         The Board of Directors is not aware of any business to come before the Annual Meeting other than the matters described above in the Proxy Statement. However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

--------------------------------------------------------------------------------
                                  MISCELLANEOUS
--------------------------------------------------------------------------------

         The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone without additional compensation. The Company has retained Georgeson Shareholder Communications, Inc., a proxy solicitation firm, to assist the Company in the solicitation of proxies for the Annual Meeting, for a fee of $4,500, plus out-of-pocket expenses.

         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999, WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN OR TELEPHONIC REQUEST TO ANN M. SEGARRA, VICE PRESIDENT
- FINANCE AND INVESTOR RELATIONS, 6950 SOUTH TRANSIT ROAD, P.O. BOX 514, LOCKPORT, NEW YORK, 14095-0514 OR CALL (716) 625-7509.


                                      BY ORDER OF THE BOARD OF DIRECTORS



                                      Robert N. Murphy
                                      Corporate Secretary
Lockport, New York
March 23, 2000

                               REVOCABLE PROXY

                            NIAGARA BANCORP, INC.
                        ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 2, 2000

         The undersigned hereby appoints the official proxy committee of the Board of Directors of Niagara Bancorp, Inc. (the "Company"), with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders ("Annual Meeting") to be held at the Pendleton House, 6886 South Transit Road, Pendleton, New York on May 2, 2000, at 10:00 a.m. The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:

THIS PROXY WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSAL 4. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE COMMITTEE IN ITS DISCRETION. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.


                                (CONTINUED, AND TO BE SIGNED, ON THE OTHER SIDE)

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


                           YOUR VOTE IS IMPORTANT!
                      YOU CAN VOTE IN ONE OF THREE WAYS:

1.  Vote by internet at our internet Address: http://www.eproxy.com/NBCP

                                                OR
2.  CALL TOLL FREE 1-800-840-1208 on a Touch-Tone Telephone.

                                                OR
3. By mail - by promptly returning your completed proxy card in the enclosed envelope.

If you wish to access future Annual Reports and Proxy Statements electronically via the Internet and no longer receive the printed materials please provide your consent with your proxy vote.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS                                                               Please mark
PLEASE COMPLETE AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED                                       your vote as   [X]
POSTAGE PAID ENVELOPE                                                                                           indicated in
                                                                                                                 the example



The Board of Directors recommends a vote "FOR" Proposals 1, 2 and 3.

                                               FOR   WITHHELD                                              FOR   AGAINST    WITHHELD
1.  The election as a director of the                            3. The ratification of the appointment     [ ]     [ ]        [ ]
    nominees listed below (except  as          [ ]     [ ]          of KPMG LLP as auditors for the
    marked to the contrary below) for                               year ending December 31, 2000.
    a three-year term:
                                                                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 4.
    01 Christa R. Caldwell   02 Gary B. Fitch
    03 Daniel W. Judge       04 James Miklinski                  4. A shareholder proposal to take steps to
                                                                    achieve a sale or merger of the Company [ ]     [ ]        [ ]
INSTRUCTION: TO WITHHOLD YOUR VOTE FOR ANY INDIVIDUAL
NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED         I consent to future access of the Annual Reports and Proxy    [ ]
BELOW.)                                                          Statements electronically via the Internet. I understand
                                                                 that the Company may no longer distribute printed materials
________________________________________________________         to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time.

2. The approval of amendment to the          FOR  AGAINST  ABSTAIN
   Company's Certificate of Incorporation    [ ]    [ ]      [ ]                     Check Box if You Plan to Attend Meeting   [ ]
   to change its name to First Niagara
   Financial Group, Inc.                                                Should the undersigned be present and elect to vote at the
                                                                        Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the meeting of stock-
                                                                        holder's decision to terminate this proxy, then the power
                                                                        of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be
                                                                        revoked by sending written notice to the Secretary of the
                                                                        Company at the address set forth on the Notice of Annual
                                                                        Meeting of Stockholders, or by the filing of a later dated proxy statement prior to a vote being taken ton a particular proposal at the Meeting.

                                                                        The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of the Meeting, and of a Proxy Statement, dated March 27, 2000.


SIGNATURE _________________________________________ SIGNATURE ___________________________________________ DATE _____________
Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.
------------------------------------------------------------------------------------------------------------------------------------
                                                           FOLD AND DETACH HERE

[PICTURE OF PHONE]                                        YOUR VOTE IS IMPORTANT!                              [PICTURE OF COMPUTER]
                                                    YOU CAN VOTE IN ONE OF THREE WAYS:

====================================================================================================================================
                                                             VOTE BY INTERNET
                                                      24 HOURS A DAY, 7 DAYS A WEEK
                                Follow the instructions at our Internet Address: http://www.eproxy.com/NBCP
====================================================================================================================================
                                                                OR
====================================================================================================================================
                                                           VOTE BY PHONE
                                                   HAVE YOUR PROXY CARD IN HAND.
                      Call toll-free 1-800-840-1208 on a touch tone telephone 24 hours a day, 7 days a week.
                                             There is NO CHARGE to you for this call.
    You will be asked to enter your 11-digit Control Number, which is located in the box in the lower right hand corner of this form. Follow the recorded instructions.
====================================================================================================================================
                                                                OR
====================================================================================================================================
                                                        VOTE BY PROXY CARD
                         Mark, sign and date your proxy card and return promptly in the enclosed envelope.
====================================================================================================================================

====================================================================================================================================
          IF YOU WISH TO ACCESS FUTURE ANNUAL REPORTS AND PROXY STATEMENTS ELECTRONICALLY VIA THE INTERNET AND NO LONGER
                         RECEIVE THE PRINTED MATERIALS, PLEASE PROVIDE YOUR CONSENT WITH YOUR PROXY VOTE.
====================================================================================================================================

                    NOTE: IF YOU VOTED BY INTERNET OR TELEPHONE, THERE IS NO NEED TO MAIL BACK YOUR PROXY CARD.

                                                       THANK YOU FOR VOTING.